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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-00037 of Safeway Inc. of our report dated February 20, 1995 (January 30, 1996 as to the effects of the stock split discussed in Note A) (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in Safeway Inc.'s methods of accounting during the fiscal year ended January 2,
1993) appearing in the Prospectuses, which are part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectuses.

Deloitte & Touche LLP

Oakland, California
January 30, 1996